                                                        EXHIBIT 99.2
                                                        ------------




AT THE COMPANY:                            FRB CHICAGO:
Paul Nussbaum, Chairman & CEO              Claire Koeneman    Bess Gallanis
Rex Stewart, CFO                           Analyst Inquiries  Media Inquiries
(972) 888-8063                             (312) 640-6784     (312) 640-6737
Suzanne Cottraux, Director of Corporate
Communications & Investor Relations
(212) 713-7917 (in New York)
(972) 888-8041 (in Dallas)

FOR IMMEDIATE RELEASE
MONDAY, APRIL 14, 1997


PATRIOT AMERICAN ANNOUNCES COMMITMENT FOR UP TO $1.4 BILLION IN REVOLVING CREDIT
                            AND TERM LOAN FACILITIES

DALLAS, TX, APRIL 14, 1997--Patriot American Hospitality, Inc., one of the nation's largest hotel real estate investment trusts (REIT), announced today the signing of a commitment for up to $1.4 billion in revolving credit and term loan facilities. The syndicate of lenders is comprised of Paine Webber Real Estate Securities Inc., Citicorp Real Estate, Inc., Merrill Lynch Capital Corp. and Bankers Trust Company.

     The credit facilities are structured as a $600 million revolving credit facility and up to $800 million in term loans. Patriot will utilize the revolving credit facility for the acquisition of additional properties, businesses and other assets, for capital expenditures and for general working capital purposes. The term loans will be applied principally to the repayment of Patriot's existing indebtedness, including repayment of Patriot's existing credit line, as well as to finance cash payments made in connection with Patriot's acquisition of Wyndham Hotel Corporation (the agreement for which was announced in a separate press release today) and the related acquisition of 11 hotels from partnerships affiliated with members of the Trammell Crow family. Of the $800 million in term loans, $200 million will be designated solely for cash payments in connection with the Wyndham acquisition and related hotel acquisitions.

     The facilities will be secured by all of Patriot's assets now owned or subsequently acquired. All of the facilities will bear interest at variable rates based on spreads over the London Interbank Offered Rate (LIBOR). The commitment to fund the various facilities is subject to certain conditions, including the satisfactory completion of due diligence.

     "We are pleased to announce agreement on these credit facilities, which will provide adequate financing for Patriot to complete its acquisition of Wyndham Hotel Corporation and 11 hotels from related partnerships, refinance existing debt and fund Patriot's continuing hotel acquisition program," said William W. Evans III, who serves in Patriot's Office of the Chairman and directed negotiations on the credit facilities for Patriot. "Patriot's strategy has consistently been to maintain maximum financial flexibility to take advantage of acquisition opportunities as they arise. These facilities ensure that Patriot maintains this flexibility, which has contributed significantly to Patriot's rapid growth."

     Patriot American is currently the nation's second-largest hotel REIT, with a portfolio of 54 hotels representing more than 12,500 rooms. Upon completion of its acquisition of California Jockey Club and Bay Meadows Operating Company, Patriot American will be one of only two paired-share hotel REITs, a structure which will allow the company maximum flexibility to lease newly acquired properties to its paired operating company or to independent lessees, as situations warrant. Having tripled the size of its rooms portfolio in the 18 months since its IPO, Patriot American is continuing to acquire full-service hotel properties throughout North America.

     Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, competition for hotel services in a given market, the availability of equity and debt financing, interest rates and other risks detailed from time to time in the filings of Patriot American Hospitality, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Reference is hereby made to the "Risk Factors" set forth in the Form 10-K for the fiscal year ended December 31, 1996 filed by Patriot American Hospitality, Inc .